Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2014 (except Note 16, as to which the date is March 7, 2014), in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-193969) and related Prospectus of Akebia Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Cincinnati, Ohio

March 17, 2014